Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 6, 2023, with respect to the consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows of Bridgewater Bancshares, Inc. and Subsidiaries for the year ended December 31, 2022, which appears in the December 31, 2024 annual report on Form 10-K of Bridgewater Bancshares, Inc. and Subsidiaries and in the Registration Statements of Bridgewater Bancshares, Inc. and Subsidiaries No. 333-271487, No. 333-223770 and No. 333-231068 on Form S-8 and No. 333-284662 on Form S-3.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 5, 2025

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